Exhibit 11.1

Computation of Loss Per Share
(Amounts in thousands except per share amounts)

Basic loss per common share for the fiscal years ended December 31, 2011, 2010 and 2009 are as follows:

	Years ended December 31,
	2011	2010	2009
Net loss	$(22,872)	$(4,609)	$(11,531)
Weighted average common shares outstanding	27,911	22,162	19,938
Basic loss per common share	$(0.82)	$(0.21)	$(0.58)

Diluted loss per common share for the fiscal years ended December 31, 2011, 2010 and 2009 are as follows:

	Years ended December 31,
	2011	2010	2009
Net loss	$(22,872)	$(4,609)	$(11,531)
Weighted average common shares outstanding	27,911	22,162	19,938
Dilutive securities(1)(2)(3)	—	—	—
Diluted average common shares outstanding	22,911	22,162	19,938
Diluted loss per common share(1)(2)(3)	$(0.82)	$(0.21)	$(0.58)

(1)	For purposes of calculating the dilutive loss per common share for the years ended December 31, 2011, 2010 and 2009, the assumed exercise of dilutive securities (in-the-money stock options) is not taken into consideration, as its effect is anti-dilutive. Had these been exercised 0.5 million, 0.1 million, and 0.4 million additional shares of common stock would have been assumed outstanding for each of the years in the years ended December 31, 2011, 2010 and 2009, respectively.
(2)	For purposes of calculating the dilutive loss per common share for the years ended December 31, 2011, 2010 and 2009, the assumed conversion of the 5.45% Convertible Notes due 2011 and the 5.45% Convertible Notes due 2010 is not taken into consideration as their effect is anti-dilutive. Had the 5.45% Convertible Notes due 2011 and the 5.45% Convertible Notes due 2010 been converted, zero, 0.5 million and 1.2 million additional shares of common stock would have been assumed outstanding for each of the years in the years ended December 31, 2011, 2010 and 2009, respectively.
(3)	For purposes of calculating the dilutive loss per common share for the years ended December 31, 2011, 2010 and 2009, the assumed release or dilutive restricted stock units is not taken into consideration as their effect is anti-dilutive. Had the restricted stock units been released, 1.6 million, 1.5 million, and 0.6 million additional shares of common stock would have been assumed outstanding for each of the years in the years ended December 31, 2011, 2010 and 2009, respectively.